Exhibit 12.1

701 Fifth Avenue, Suite 4200 Seattle, Washington 98104

April 20, 2023

InGen Dynamics, Inc.

4500 Great America Parkway, Suite 191

Santa Clara, California 95054

Re: Opinion of Counsel

Ladies and Gentlemen:

We are acting as counsel to InGen Dynamics, Inc., a Delaware corporation (the “Company”), with respect to the qualification and offering of the Company’s securities pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”).

The Company has filed an Offering Statement on Form 1-A (the “Offering Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), which covers the proposed issuance and sale by the Company of up to 300,000 shares of the Company’s Class D Common Stock, $0.00001 par value per share (the “Shares”).

In connection with this opinion letter, we have examined the Offering Statement, the Preliminary Offering Circular included in the Offering Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In our examination of the foregoing documents, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares and Bonus Shares being offered and sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

Opinion of Counsel	Page 2

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We consent to the filing of this opinion as an exhibit to the Offering Statement, and we further consent to the use of our name in the Offering Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Sincerely,

/s/ Andrew R. Stokesbary
Andrew R. Stokesbary, Member
Chalmers, Adams, Backer & Kaufman, LLC

Chalmers, Adams, Backer & Kaufman, LLC